NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 27, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on May 16, 2008. Each Equity Unit initially consists of a purchase contract and a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note initially due May 16, 2010, issued by PNM Resources, Inc., and is referred to by the company as a Corporate Unit. Each purchase contract that is a component of a Corporate Unit obligates the holder to purchase, and obligates the company to sell, on May 16, 2008, a number of newly issued shares of the company's common stock equal to the 'settlement rate'. The settlement rate will be calculated, subject to adjustment under the circumstances set forth in the 'Purchase of Common Stock' and 'Anti-Dilution Adjustments' sub-sections, beginning on pages S-49 and S-57, respectively, of the Prospectus Supplement, dated March 23, 2005 as follows: if the applicable market value (as such phrase is defined on page S-50 of the Prospectus Supplement dated March 23, 2005) of the company's common stock is greater than or equal to approximately $32.65, which the company refers to as the threshold appreciation price, the settlement rate will be 1.5315 shares of the company's common stock; if the applicable market value of the company's common stock is less than the threshold appreciation price but greater than $26.76, which the company refers to as the reference price, the settlement rate will be a number of shares of the company's common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth of a share; and if the applicable market value of the company's common stock is less than or equal to the reference price, the settlement rate will be 1.8685 shares of the company's common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 16, 2008.